EXHIBIT 99.1

News Release

Celanese Corporation
1601 West LBJ Freeway
Dallas, TX, 75234, USA

Celanese Enhances Advanced Engineered Materials Segment
Through Acquisition of Global LCP and PCT Product Lines from
DuPont Performance Polymers

DALLAS (May 6, 2010) – Celanese Corporation (NYSE:CE), a leading, global chemical company, today announced that its Advanced Engineered Materials business has completed a transaction to acquire two product lines, DuPont™ Zenite® liquid crystal polymer (LCP) and Thermx® polycyclohexylene-dimethylene terephthalate (PCT), from DuPont Performance Polymers.

“This acquisition will continue to build upon Celanese’s position as a global supplier of high performance materials and technology-driven applications as we continue to expand our innovative offerings in growth-oriented segments to support our customers,” said David Weidman, chairman and CEO, Celanese. “These two products broaden the company’s Ticona Engineering Polymers offerings, enabling Celanese to respond to a globalizing customer base, especially in the high growth electrical and electronics application segments.”

“As the leading supplier of high performance engineering resins, DuPont Performance Polymers is fully committed to growing and strengthening its broad product portfolio,” said Diane Gulyas, president, DuPont Performance Polymers. “DuPont Performance Polymers has concluded that this opportunity to divest Zenite® LCP and Thermx® PCT is in the best long-term interests of our portfolio and customers. We will work closely with Celanese to make the transition period as effective as possible for our customers.”

Revenues of Zenite®  LCP and Thermx® PCT were approximately US$40 million in 2009 during a period of global economic recessionary conditions. The acquisition price is not being disclosed at this time.
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Celanese Contacts:
Investor Relations Mark Oberle Phone: +1 972 443 4464 Telefax: +1 972 332 9373 Mark.Oberle@celanese.com	Media – Americas W. Travis Jacobsen Phone: +1 972 443 3750 Telefax: +1 972 443 8519 William.Jacobsen@celanese.com	Media – Europe Jens Kurth Phone: +49-(0) 6107-772-1574 Telefax: +49-(0) 6107-772-7231 J.Kurth@celanese.com

DuPont Media Contact Cathy Branciaroli Phone: +1 302 992 2825 Telefax: +1 302 355 2851 Cathleen.a.branciaroli@usa.dupont.com

About Celanese
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia.  Net sales totaled $5.1 billion in 2009, with approximately 73% generated outside of North America.  Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies.  Based in Dallas, Texas, the company employs approximately 7,400 employees worldwide. For more information on Celanese Corporation, please visit the company's website at www.celanese.com.

About Ticona
Ticona, the technical polymers business of Celanese Corporation, produces and markets a broad range of engineering polymers and generated sales of $808 million in 2009. The company has more than 1,450 employees worldwide and operates production, compounding and research facilities in the USA, Germany, Brazil and China. For further information please visit www.ticona.com.

About DuPont Performance Polymers
The DuPont Performance Polymers business manufactures and sells Crastin® PBT and Rynite® PET thermoplastic polyester resins, Delrin® acetal resins, Hytrel® thermoplastic polyester elastomers, DuPont™ ETPV engineering thermoplastic vulcanizates, Minlon® mineral reinforced nylon resins, Neoprene polychloroprene, Tynex® filaments, Vespel® parts and shapes, Kalrez® perfluoroelastomer parts, Vamac® ethylene acrylic elastomers (AEM), Viton® fluoroelastomers, Viton® FreeFlow™ processing aids, Zytel® nylon resins and Zytel® HTN high-performance polyamides. These products serve global markets in the aerospace, appliance, automotive, consumer, electrical, electronic, healthcare, industrial, sporting goods and many other diversified industries. For more information, please visit the website at http://www2.dupont.com/Our_Company/en_US/business/performance_polymers.html.

Except where indicated otherwise, all brand names listed here are registered trademarks of DuPont, Celanese Corporation, Ticona or their affiliated companies.

Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information.  When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements.  All forward-looking statements are based upon current expectations and beliefs and various assumptions, including the purchase of two DuPont product lines.  There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release, including with respect to the acquisition.  Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements.  Other risk factors include those that are discussed in the company’s filings with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.